Exhibit 10.1

EMPLOYMENT AND CONFIDENTIAL INFORMATION AGREEMENT

This Employment Agreement (the “Agreement”) by and between ServiceSource International, Inc. (“ServiceSource” or the “Company”) and Richard G. Walker (“Executive”) is effective as of November 12, 2018 (the “Commencement Date”).

1. EMPLOYMENT TERMS AND CONDITIONS.  ServiceSource hereby employs Executive as ServiceSource’s Chief Financial Officer, and Executive hereby accepts such employment with ServiceSource, on the terms and conditions described in this Agreement, effective as of the Commencement Date.

2. DUTIES.

(a)    Responsibilities.  Executive’s shall report to ServiceSource’s Chief Executive Officer. Executive shall be responsible for and expected to perform all duties and tasks typical for the Chief Financial Officer of a public company, and other tasks as directed by the CEO. In addition, Executive shall remain a member of the Company’s Board of Directors for the remainder of his current term, and for subsequent terms if nominated by the Nominating & Corporate Governance Committee and elected by the Company’s stockholders. As an employee (non-independent) director, Executive shall no longer be eligible for cash or equity compensation for Executive’s service on the Board of Directors effective as of the Commencement Date.

(b)    Loyal and Full Time Performance of Duties.  While employed by ServiceSource, Executive shall not directly or indirectly, engage in any Competitive Activity. For the purpose of this Agreement, “Competitive Activity” is any activity which is the same as or directly competitive with a principal line of business of ServiceSource during Executive’s employment by ServiceSource. As of the date of this Agreement, Competitive Activities include the provision of outsourced renewals management, outsourced inside sales, and outsourced customer success business processes and outcomes.

(c)    ServiceSource Policies.  Executive agrees to abide by ServiceSource’s rules, regulations, policies and practices, as they may from time to time be adopted or modified by ServiceSource at its sole discretion, provided Executive first has been notified of such rules, regulations, policies and practices. ServiceSource’s written rules, policies, practices and procedures shall be binding on Executive unless superseded by or in conflict with this Agreement.

3. EMPLOYMENT AT-WILL.  Executive and ServiceSource acknowledge and agree that during Executive’s employment with ServiceSource the parties intend to strictly maintain an at-will employment relationship. This means that at any time during the course of Executive’s employment with ServiceSource, Executive is entitled to resign with or without cause and with or without advance notice. Similarly, ServiceSource specifically reserves the same right to terminate Executive’s employment at any time with or without cause and with or without advance notice. Nothing in this Agreement or the relationship between the parties now or in the future may be construed or interpreted to create an employment relationship for a specific length of time or a right to continued employment. Executive and ServiceSource understand and agree that only ServiceSource’s Chief Executive Officer possesses the authority to alter the at-will nature of Executive’s employment status, and that any such change may be made only by an express written employment contract signed by ServiceSource’s Chief Executive Officer. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy or practice.

4. CASH COMPENSATION.

(a)    Base Salary and Bonus.  In consideration for the services and covenants described in this Agreement, ServiceSource agrees to pay Executive an annual base salary of four hundred thousand dollars ($400,000) paid on ServiceSource’s normal payroll dates, subject to all applicable withholdings. In addition, for the 2019 calendar year and subsequent years, Executive will be eligible for additional potential compensation pursuant to the Corporate Incentive Plan (“CIP”) equal to 75% of Executive’s annual base salary.

(b)    CIP Details.  The CIP is a discretionary incentive program that ServiceSource funds based on the achievement of business results and individual objectives established by ServiceSource and may also be subject to applicable performance requirements as determined by the Board of Directors or its Compensation Committee in their sole discretion. As a direct report to the CEO, Executive will not be eligible to receive H1 (first half) CIP payment, and will be eligible for only one CIP payment per year. Except as otherwise specifically provided in this Agreement, Executive must be employed as of the date of the scheduled CIP payment in order to be eligible to receive the CIP payment.

(c)    Changes to Compensation.  Executive’s annual base salary and potential annual target CIP bonus amount may be changed from time to time by mutual agreement of Executive and ServiceSource, and any such mutually-agreed upon change shall be deemed to supersede and replace this Section 4.

5. EQUITY COMPENSATION.

(a)    Eligibility.  Executive will be eligible to participate in the ServiceSource International, Inc. 2011 Equity Incentive Plan (the “Equity Incentive Plan”) and the ServiceSource International, Inc. 2011 Employee Stock Purchase Plan, subject to the requirements of the applicable plan.

(b)    Initial Restricted Stock Units Grant.  The Company will recommend to the Board of Directors (or its Compensation Committee) that Executive be granted three hundred thousand (300,000) restricted stock units (“RSUs”) under the Equity Incentive Plan. The proposed RSUs will be scheduled to vest as follows: (i) twenty-five percent (25%) of Executive’s RSUs will vest on the first anniversary of the Grant Date and (ii) the remaining RSUs will vest in three equal installments on each of the second, third and fourth anniversary of the Grant Date (the “Standard Vesting”). Vesting shall be subject to Executive remaining as a Service Provider (as such term is defined in the Equity Incentive Plan) through each vesting date, subject to any acceleration of vesting as provided in this Agreement. Note that the above grant and its terms remain subject to approval by the Board of Directors (or the Compensation Committee), and to the terms and conditions of the Equity Incentive Plan and related RSU agreement, and that any granted shares will be subject to all applicable state and federal tax and securities laws. The date the equity compensation is approved by the Board of Directors (or Compensation Committee) is referred to in this Agreement as the “Grant Date.”

(c)    Initial Stock Option Grant.  The Company will recommend to the Board of Directors (or its Compensation Committee) that Executive be granted a nonqualified stock option to purchase up to five hundred thousand (500,000) shares of ServiceSource’s common stock (a “Share”) under the Equity Incentive Plan (the “Option”), at an exercise price per share equal to the fair market value on the Grant Date of a single Share as determined under the Equity Incentive Plan. The Option will be scheduled to vest as follows: (i) twenty five percent (25%) of the Shares underlying the Option shall vest on the first anniversary of the Grant Date and (ii) the remaining seventy five percent (75%) of the Shares underlying the Option shall vest monthly on a pro rata basis over the following thirty six (36)

months such that all Options would have vested in full within forty-eight (48) months after the Grant Date. Vesting shall be subject to Executive remaining as a Service Provider (as such term is defined in the Equity Incentive Plan) through each vesting date, subject to any acceleration of vesting as provided in this Agreement. Note that the above grant and its terms remain subject to approval by the Board of Directors (or the Compensation Committee), and to the terms and conditions of the Equity Incentive Plan and a related stock option agreement, and that any granted shares will be subject to all applicable state and federal tax and securities laws.

(d)    Eligibility for Annual Grants.  Commencing in 2019, Executive will be eligible to participate in the executive performance share program, as such program may be modified, superseded, or replaced by the Compensation Committee or the Board of Directors. Any applicable performance targets, and Executive’s performance against such targets, shall be determined by the Board of Directors in its sole discretion.

(e)    Existing Equity Grants from Board Service.  Executive’s equity compensation received prior to the Commencement Date in exchange for his service on the Board of Directors (collectively, the “Board Service Equity Grants”) shall continue to vest in accordance with their terms.

6. BENEFITS.  As a full-time employee, Executive shall be entitled to all of the benefits provided to ServiceSource employees, in accordance with any benefit plan or policy adopted by ServiceSource from time to time during the existence of this Agreement. Executive’s rights and those of Executive’s dependents under any such benefit plan or policy shall be governed solely by the terms of such plan or policy. ServiceSource reserves the right to cancel or change the benefit plans and policies it offers to its employees at any time. ServiceSource reserves to itself or its designated administrators exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy.

7. PAID TIME OFF.  Per Company policy, at Executive’s level, Executive will not accrue paid time off or be required to track or report paid time off. Instead, time off is left to the mutual agreement of Executive and the CEO.

8. PROPRIETARY AND CONFIDENTIAL INFORMATION (INCLUDING TRADE SECRETS).  Executive acknowledges that his employment with ServiceSource allows his access to Proprietary and Confidential Information. Executive understands that Proprietary and Confidential Information includes customer and applicant lists, whether written or solely a function of memory, databases, business files, contracts and all other information used in the day-to-day operation of ServiceSource that is not known to persons not employed by ServiceSource and that ServiceSource undertakes efforts to maintain its secrecy. Executive understands and agrees that the Proprietary and Confidential Information is confidential information that the law treats as privileged, therefore protecting an employer from use without consent.

(a)    Definition.  “Proprietary and Confidential Information” is defined as all information and any idea in whatever form, tangible or intangible, of a confidential or secret nature that pertains in any manner to the business of ServiceSource. As used in this Agreement, the term “Confidential Information” includes any and all non-public information relating to ServiceSource or its business, operations, financial affairs, performance, assets, pricing and pricing strategies, technology, research and development, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, plans or prospects, whether or not in written form and whether or not expressly designated as confidential, including any such information consisting of or otherwise relating to trade secrets, know-how, technology (including software and programs), designs, drawings, photographs, samples, processes, license or sublicense arrangements, formulae, proposals, product specifications, customer lists or preferences, referral sources, marketing or sales techniques or plans, operating manuals, service manuals, financial information or projections, lists of suppliers or distributors or sources of supply.

Proprietary and Confidential Information includes both information developed by Executive for ServiceSource and information Executive obtained while in ServiceSource’s employment. All Proprietary and Confidential Information, whether created by Executive or other employees, shall remain the property of ServiceSource.

(b)    Non-Disclosure and Return.  Executive agrees that he will not, under any circumstances, or at any time, whether as an individual, partnership, or corporation, or employee, principal, agent, partner or shareholder thereof, in any way, either directly or indirectly, divulge, disclose, copy, use, divert or attempt to divulge, disclose, copy, use or divert ServiceSource’s Proprietary and Confidential Information, except to the extent authorized and necessary to carry out Executive’s responsibilities during employment with ServiceSource, or as required by law. Upon termination of Executive’s employment with ServiceSource, Executive shall immediately return to ServiceSource all property in Executive’s possession or control that belongs to ServiceSource, including all property in electronic form and all copies of Proprietary and Confidential Information.

(c)    Former Employer Information.  Executive agrees that Executive will not, during Executive’s employment with ServiceSource, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of ServiceSource any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. Executive represents and warrants to ServiceSource that Executive is not in breach of any agreement with any former Employer by accepting employment with ServiceSource.

(d)    Third Party Information.  Executive recognizes that ServiceSource may have received and in the future may continue to receive from third parties their confidential or proprietary information as they may so designate, subject to a duty on ServiceSource’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for ServiceSource consistent with ServiceSource’s agreement with such third party.

(e)    Notification to New Employer.  In the event that Executive’s employment with ServiceSource ends, Executive consents to notification by ServiceSource to any subsequent employer of Executive’s rights and obligations under this Agreement.

(f)    No Solicitation of Clients Using Proprietary and Confidential Information.  Executive acknowledges and agrees that the names, addresses, and contact information of ServiceSource’s clients and all other confidential information relating to those clients, have been compiled by ServiceSource at great expense and represent a real asset of ServiceSource. Executive further understands and agrees that this information is deemed confidential by ServiceSource and constitutes trade secrets of ServiceSource. Executive understands that this information has been and will be provided to Executive in confidence, and Executive agrees that the sale or unauthorized use or disclosure of any of ServiceSource’s trade secrets obtained by Executive during employment with ServiceSource constitutes unfair competition. Executive agrees and promises not to engage in any unfair competition with ServiceSource. Executive further agrees not to, directly or indirectly, during or after termination of employment, make known to any person, firm, or company any Proprietary and Confidential Information concerning any of the clients of ServiceSource. In addition, Executive shall not use any such Proprietary and Confidential Information to solicit, take away, or attempt to call on, solicit or take away any of the clients of ServiceSource on whom Executive called or whose accounts Executive had serviced during employment with ServiceSource, whether on Executive’s own behalf or for any other person, firm, or ServiceSource.

(g)    No Solicitation of Employees.  Executive understands and acknowledges that as an employee of ServiceSource he has certain fiduciary duties to ServiceSource that would be violated by the solicitation and/or encouragement of ServiceSource employees to leave the employ of ServiceSource. Executive therefore agrees that he will not, either during his employment or for a period of one year after his employment has terminated, solicit any of ServiceSource’s employees for a competing business or otherwise induce or attempt to induce such employees to terminate employment with ServiceSource, either directly or through any third parties. Executive agrees that any such solicitation during such one-year period would constitute unfair competition.

(h)    Assignment of Rights.  All Proprietary and Confidential Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including intellectual property rights) owned by or otherwise belonging to ServiceSource anywhere in the world in connection therewith, is and shall be the sole property of the ServiceSource. Executive hereby assigns to ServiceSource any and all rights, title and interest Executive may have or acquire in ServiceSource’s Proprietary and Confidential Information and ServiceSource’s property.

9. SEVERANCE BENEFITS.

(a)    Termination Without Cause or Resignation for Good Reason.  If ServiceSource terminates Executive’s employment without Cause or if Executive resigns for Good Reason (as such terms are defined below) then the following will apply:

(i) Base Salary Severance.  Executive shall receive nine (9) months of Executive’s then-current base salary, paid out in the Company’s normal pay cycle over the nine-month period following termination (the “Severance Period”) and subject to all applicable withholding requirements. This severance payment will only be paid so long as Executive does not engage in any Competitive Activity during the Severance Period.

(ii) CIP Payment.  Executive will be paid for CIP earned while an employee prior to the termination date and through the period nine (9) months following the termination date, even if not employed on the pay-out date as required by the CIP plan. The CIP payment will be paid out per the normal pay cycle in or around February and will be based on Company achievement per the applicable plan, and accordingly all such CIP payments shall be treated as “short-term deferrals” exempt from the requirements of Code Section 409A.

(iii) Equity Acceleration.  Executive’s outstanding equity compensation awards (with the exception of the Board Service Equity Grants) shall immediately have vesting accelerated twelve (12) months from the last date of employment.

(iv) COBRA Coverage.  Executive shall be entitled to receive an additional lump-sum payment (less applicable withholding taxes) equal to the product obtained by multiplying nine (9) by the amount of the monthly premium that would be required for the first month of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and all applicable regulations (referred to collectively as “COBRA”), with the premium calculated on the assumption that the Executive in fact elects coverage for himself, and any eligible spouse and/or dependents of the Executive that were enrolled in the applicable

Company health plan immediately prior to his last date of employment. Executive will be eligible for this payment without regard to whether he actually elects COBRA continuation coverage. Such payments shall be made on the fifty-third (53rd) day following Executive’s employment termination date.

(b)    Termination Without Cause or Resignation for Good Reason Following a Change in Control (Equity Acceleration).  If ServiceSource or a successor should terminate Executive’s employment without Cause or Executive should resign from his employment for Good Reason, in either case within eighteen (18) months following a “Change in Control” (as defined below), then in addition to the benefits set forth above in Section 9(a)(i) (Base Salary Severance), Section 9(a)(ii) (CIP Payment), and 9(a)(iv) (COBRA payments), all of Executive’s outstanding equity compensation awards (with the exception of the Board Service Equity Grants) shall immediately have their vesting accelerated 100%, so as to become fully vested.

(c)    Definitions: For purposes of this Section 9:

(i) “Cause” shall mean the occurrence of any of the following events: (i) Executive’s commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof; (ii) Executive’s commission of, or participation in, a fraud or act of dishonesty against ServiceSource; (iii) Executive’s willful violation of any contract or agreement between Executive and ServiceSource or any statutory duty owed to ServiceSource; (iv) Executive’s unauthorized use or disclosure of Proprietary and Confidential Information; or (v) Executive’s gross misconduct; and

(ii) “Good Reason” shall mean the occurrence of any one of the following events, without Executive’s written consent: (1) a material adverse change in Executive’s job title as offered in this Agreement, including the assignment of the same job title at the divisional level of any lesser organizational unit (for the avoidance of doubt, Executive having the same position as offered in this Agreement for a division or subsidiary of ServiceSource or of the surviving entity following a Change of Control, rather than having that job title for the entire surviving parent entity, would be Good Reason); (2) a material adverse change in Executive’s duties, authorities or job responsibilities that is not commensurate with the role as offered in this Agreement; (3) a relocation of Executive’s principal place of employment beyond the metropolitan area of Denver, Colorado (though frequent travel to ServiceSource’s global locations is an inherent part of the job); (4) a change in reporting relationship to any individual other than ServiceSource’s Chief Executive Officer, or (5) any material reduction in Executive’s base salary, target bonus or aggregate level of benefits; provided that Executive has notified ServiceSource in writing of the event described in (1), (2), (3), (4), or (5) above within ninety (90) days after the occurrence of such event, ServiceSource (or its successor) has within thirty (30) days thereafter failed to restore Executive to the appropriate job title, duties, authorities, responsibility, location, reporting relationship, salary, target commissions or benefits and Executive actually terminates employment within thirty (30) days following the expiration of ServiceSource’s thirty (30)-day cure period described above; and

(iii) “Change of Control” shall mean the occurrence of one of the following events: a sale of all or substantially all of the shares of stock of ServiceSource; a merger, consolidation or similar transaction involving ServiceSource following which the persons entitled to elect a majority of the members of the Board of Directors of ServiceSource immediately before the transaction are not entitled to elect a majority of the members of the Board of Directors of ServiceSource or the surviving entity following the transaction; or a sale of all or substantially all of the assets of ServiceSource. As applied relative to a Change of Control, the Good

Reason standards will all be based from terms in effect immediately prior to the Change of Control. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(d)    Release.  Notwithstanding the foregoing, the severance benefits described in this Section 9 are subject to Executive’s execution and delivery of a binding general separation and release of claims agreement, which includes language consistent with Schedule A hereto, and such release shall become effective, binding and irrevocable in accordance with its terms within fifty-two (52) days following the termination date. No severance payments or vesting acceleration under this Agreement shall be paid or provided unless and until the release becomes effective. Any severance payment to which Executive is entitled that would otherwise be paid on or prior to the 52nd day following the termination date shall be withheld and shall instead be paid by ServiceSource in full on the fifty-third (53rd) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Code Section 409A and the regulations and guidance thereunder, and any applicable state law equivalent (together, “Section 409A”).

(e)    Section 409A Compliance.  Notwithstanding any provision to the contrary herein, no Deferred Payments (as defined below) that become payable under this Agreement by reason of Executive’s termination of employment with ServiceSource (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A. Further, if Executive is a “specified employee” of ServiceSource (or any successor entity thereto) within the meaning of Section 409A on the date of Executive’s termination of employment (other than a termination of employment due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of Executive’s termination of employment, when they shall be paid in full arrears. All subsequent Deferred Payments, if any, will be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s employment termination but prior to the six (6) month anniversary of his employment termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 409A-2(b)(2) of the Treasury Regulations (for avoidance of doubt, the foregoing shall be interpreted to provide as well that any payments to be made in installments shall be deemed to be a series of separate payments). For the purposes of this Agreement, “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A. The foregoing provisions and all payments and benefits under this Agreement are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. ServiceSource and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(f)    Termination of Employment for Other Reasons.  The above severance benefits in this Section 9 shall not be paid or provided in the event of the termination of Executive’s employment due to Executive’s death, disability or resignation (other than a resignation for Good Reason upon or following a Change in Control as set forth above), or the termination of his employment by ServiceSource or its successor for Cause (as defined above). For purposes of clarity, a termination by reason of Executive’s death or disability shall not be deemed a termination without “Cause” under this Agreement.

10. SEVERABILITY.  In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable to any extent, such term or provision shall be enforced to the fullest extent permissible under the law and all remaining terms and provisions hereof shall continue in full force and effect.

11. MODIFICATION OF AGREEMENT.  This Agreement may be modified only in writing by mutual agreement of ServiceSource and Executive. Any such writing must specifically state that it is intended to modify the parties’ Agreement and state which specific provision or provisions this writing intends to modify. Such written modification will only be effective if signed by ServiceSource’s Chief Executive Officer or General Counsel. Any attempt to modify this Agreement orally, or by a writing signed by any person other than ServiceSource’s Chief Executive Officer or General Counsel, or by any other means, shall be null and void. This Agreement is intended to be the final and complete statement of the parties’ agreement concerning the legal nature of their employment relationship in any and all disputes arising from that relationship.

12. COMPLETE AND VOLUNTARY AGREEMENT.  This Agreement constitutes the entire understanding of the parties on the subject covered. The parties expressly warrant that they have read and fully understand this Agreement; that they have had the opportunity to consult with legal counsel of their own choosing to have the terms of this Agreement fully explained to them; that they are not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that they are executing this Agreement voluntarily, free of any duress or coercion.

13. DISPUTE RESOLUTION.  This Agreement shall be governed by Colorado law, without regard to its principles of conflicts of laws. Any dispute arising from this Agreement shall be subject to the exclusive jurisdiction of state and federal courts located in Denver, Colorado, and each party hereby waives any and all objections to that venue. The prevailing party in any such dispute shall recover its reasonable attorneys’ fees and costs from the losing party, including any fees or costs arising from an appeal.

14. SUCCESSORS AND ASSIGNS.  This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of ServiceSource, its successors, and its assigns.

15. GOLDEN PARACHUTE BEST AFTER TAX RESULTS.  If any of the payments to Executive (prior to any reduction, below) provided for in this Agreement, together with any other payments which Executive has the right to receive from ServiceSource or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Internal Revenue Code), of which ServiceSource is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount is greater than the Taxed Amount, as determined on a net, after-tax basis as described below, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments

(without any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and, if applicable, the Excise Tax (all of which shall be computed at the highest applicable marginal rate regardless of Executive’s actual marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity awards the value of which is not determined under Q&A 24(c) of the 280G Treasury Regulations; cancellation of accelerated vesting of equity awards the value of which is determined under Q&A 24(c) of the 280G Treasury Regulations; and reduction of employee benefits. In the event that acceleration of vesting of a category of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date on which awards of such category would have vested absent the change in control transaction. If two or more equity awards of the same category are granted on the same date, and reduction of acceleration is required under this paragraph, each award will be reduced on a pro-rata basis. In no event shall Executive have any discretion with respect to the ordering of payment reductions. ServiceSource and its tax advisors shall make all determinations and calculations required to be made to effectuate this paragraph at ServiceSource’s expense.

SERVICESOURCE INTERNATIONAL, INC.		EXECUTIVE

By:	/s/ Patricia Elias	/s/ Richard G. Walker
Name:	Patricia Elias	Richard G. Walker
Title:	EVP, General Counsel

SCHEDULE A

FORM OF RELEASE

In exchange for the consideration provided by ServiceSource International, Inc. or its successor (the “Company”) to the undersigned current or former employee of the Company (the “Employee”) under this Agreement or the employment agreement between the Company and the Employee, that Employee is not otherwise entitled to receive, and subject to the Company’s compliance with its post-termination obligations to Employee, Employee hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes: (1) all claims arising out of or in any way related to Employee’s employment with the Company or the termination of that employment; (2) all claims related to Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Family and Medical Leave Act; the Employee Retirement Income Security Act; any state labor code; the Equal Pay Act, of 1963, as amended. Notwithstanding the above, it is understood and agreed to by the parties that neither party is waiving rights relative to compliance with those terms of the Employment Agreement and Company’s Proprietary Confidential Information Agreement that impose duties on either party upon and following Employee’s termination of employment.

ADEA Waiver and Release.  Employee acknowledges that Employee knowingly and voluntarily waives and releases any rights Employee may have under the ADEA, as amended. Employee also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (a) this waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised that he has the right to consult with an attorney prior to executing this Agreement; (c) Employee has been given twenty-one (21) days to consider this Agreement; (d) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Employee, provided that the Company has also executed this Agreement by that date (“Effective Date”). The parties acknowledge and agree that revocation by Employee of the ADEA Waiver and Release is not effective to revoke his waiver or release of any other claims pursuant to this Agreement.

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